Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CBM Bancorp, Inc. Announces

Voluntary Delisting from the Nasdaq Capital Market

Baltimore, MD, October 7, 2021. CBM Bancorp, Inc. (the “Company”) (Nasdaq: CBMB), the holding company of Chesapeake Bank of Maryland, today announced that it has given formal notice to the Nasdaq Stock Market of its intention to voluntarily delist its common stock from the Nasdaq Capital Market and to deregister its common stock under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company currently anticipates that it will file with the Securities and Exchange Commission (the “SEC”) a Form 25, Notification of Removal of Listing and/or Registration Under Section 12(b) of the Securities Exchange Act of 1934, relating to the delisting and deregistration on or about October 19, 2021, with the delisting of its common stock taking effect no earlier than ten days thereafter. As a result, the Company expects that the last trading day of its common stock on the Nasdaq Capital Market will be on or about October 29, 2021.

Following the delisting, the Company’s common stock will be quoted on the OTC Pink Open Market (the “Pink Sheets”), a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Company’s common stock. The Company will retain the trading symbol “CBMB.”

Further, on or about October 29, 2021, the Company intends to file a Form 15 with the SEC to suspend the Company’s reporting obligations under Section 15(d) of the Exchange Act. The Company expects that its obligation to file periodic and current reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, will be suspended upon filing of the Form 15.

The Board of Directors made the decision to delist the Company’s common stock from the Nasdaq Capital Market and to continue trading on the Pink Sheets, and to suspend its reporting obligations under the Exchange Act, after careful consideration of a number of factors, including the costs and expenses of preparing and filing periodic and other reports with the SEC, the outside accounting, legal and other costs and expenses associated with being a public company, and the burdens placed on the Company’s management to comply with reporting and related requirements.

Forward-Looking Statements

When used in this Press Release, the words or phrases “intends,” “anticipates,” “expected to be” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including, but not limited to, changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, and other risks described in the Company’s filings with the SEC. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revision which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:  Joseph M. Solomon

                 President

                 (410) 665-7600